EXHIBIT 99.1


ELITE GRANTS PURDUE EXCLUSIVE RIGHT TO EVALUATE ITS ABUSE RESISTANCE DRUG FORMULATION TECHNOLOGY

NORTHVALE, N.J.--(BUSINESS WIRE)--May 10, 2004--Elite Pharmaceuticals, Inc. (AMEX:ELI) today announced an agreement between its wholly owned subsidiary, Elite Laboratories, Inc., and Purdue Pharma L.P. through which Elite grants Purdue the exclusive right to evaluate certain Elite abuse resistance drug formulation technology and an exclusive option to negotiate a license to develop and commercialize oxycodone products under the Elite technology. Elite's proprietary abuse resistance technology is designed to discourage and reduce abuse of narcotic analgesic medications by making the products more difficult to abuse when crushed, damaged or otherwise manipulated. The agreement reflects Purdue's commitment to explore all practical options to expedite the delivery of an abuse resistant opioid medication to the marketplace. Terms of the agreement were not disclosed.

Mr. Bernard Berk, Elite's Chief Executive Officer and President, said, "We are pleased that Purdue, a pioneer in the development of controlled release opioid analgesics for people suffering from persistent pain, has agreed to evaluate our proprietary technology. Purdue is a recognized leader in addressing the serious public health problem of prescription drug abuse."

"Developing pain medications that are safe and effective for patients and more resistant to abuse is our number one research priority," said Mr. Michael Friedman, Chief Executive Officer and President of Purdue. "By evaluating promising technologies on a parallel track with our own internal research programs, we hope to expedite the development and commercialization of new medications that meet these dual goals."

About Elite Pharmaceuticals

Elite Pharmaceuticals is a specialty pharmaceutical company principally engaged in the development of oral, controlled release products. Elite develops controlled release products internally using its proprietary technology and licenses these products. The Company's strategy includes developing generic versions of controlled release drug products with high barriers to entry and assisting partner companies in the life cycle management of products to improve off-patent drug products. Elite's technology is applicable to develop delayed, sustained or targeted release pellets, capsules, tablets, granules and powders. Elite has a pipeline of six drug products under development in the therapeutic areas that include cardiovascular, pain management, allergy and infection. Elite also has a GMP and DEA registered facility for research, development, and manufacturing located in Northvale, NJ.

About Purdue Pharma L.P.

Purdue Pharma L.P. and its associated U.S. companies are privately held pharmaceutical companies known for pioneering research on persistent pain and associated treatments. Headquartered in Stamford, CT, Purdue is engaged in the research, development, production, and distribution of both prescription and over-the-counter medicines and hospital products. Additional information about Purdue can be found at www.purduepharma.com.

This release contains forward-looking statements which involve known and unknown risks, delays, uncertainties and other factors not under the Company's control, which may cause actual results, performance or achievements of the Company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include results of current or pending research and development activities, actions by the FDA and other regulatory authorities, and those factors detailed in the Company's filings with the Securities and Exchange Commission such as 10K, 10Q and 8K reports.

Contacts
Elite Pharmaceuticals, Inc.
Dianne Will, 518-398-6222
dwill@willstar.net
www.elitepharma.com